Exhibit 99.1

PC Connection, Inc. Reports Second Quarter Results

MERRIMACK, N.H.--(BUSINESS WIRE)--July 28, 2010--PC Connection, Inc. (NASDAQ: PCCC)

SECOND QUARTER SUMMARY:

  Q2 net sales: $477.5 million, up 27% year over year
  SG&A: 9.9% of net sales, improved from 11.2% last year
  Operating income: $8.5 million, or 1.8% of net sales
  Diluted earnings per share: $0.18 per share

PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended June 30, 2010. Net sales for the three months ended June 30, 2010 were $477.5 million, an increase of $100.3 million or 26.6%, compared to $377.3 million for the three months ended June 30, 2009. Net income for the quarter was $5.0 million, or $0.18 per share, compared to net loss of $6.5 million, or $0.24 per share, for the corresponding prior year period.

The quarter ended June 30, 2009 included $12.1 million of special charges related primarily to the write-off of a software development project that reduced earnings and earnings per share. Pro forma net income, excluding these special charges, for the quarter ended June 30, 2009 was $1.1 million, or $0.04 per share. The Company did not record any special charges for the second quarter of 2010. A reconciliation between net loss on a GAAP basis and pro forma net income for the three months ended June 30, 2009 is provided in a table below immediately following the Consolidated Statements of Operations.

Net sales for the six months ended June 30, 2010 were $885.8 million, an increase of $182.3 million or 25.9%, compared to $703.5 million for the six months ended June 30, 2009. Net income for the six months ended June 30, 2010 was $7.5 million, or $0.27 per share, compared to net loss of $8.1 million, or $0.30 per share, for the six months ended June 30, 2009. The six-month period ended June 30, 2009 included special charges that reduced earnings and earnings per share. Pro forma net income, excluding these special charges, for the six months ended June 30, 2009 was $71 thousand, or substantially break-even on a per share basis. The Company did not record any special charges for the six months ended June 30, 2010. A reconciliation between net loss on a GAAP basis and pro forma net income for the six months ended June 30, 2009 is provided in a table below immediately following the Consolidated Statements of Operations.

As noted in last quarter’s earnings release, the Company formed a new sales company, PC Connection Express, Inc., to focus on the specialized requirements of the consumer and small office/home office ("SOHO") markets. This new company began operations in mid-January 2010. Prior to its formation, consumer and SOHO sales were reported within the Company’s small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2009 revenues and gross margins for the SMB segment have been restated on a pro forma basis to exclude consumer and SOHO sales.

Quarterly Sales by Segment:

  Net sales for the SMB business segment increased by 26.1%, to $190.7 million compared to the second quarter pro forma sales of 2009. Sales to small- and medium-sized businesses experienced significant growth across most product lines and market sectors as the IT demand environment remained strong, similar to this year’s first quarter.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, increased year-over-year by 36.2% to $149.4 million, representing this segment’s largest quarterly sales performance. Large account customers substantially increased their IT spending due to the release of pent-up IT demand and PC refresh. New customer acquisitions also contributed to the year-over-year increase.
  Net sales to government and education customers (Public Sector segment) increased year-over-year by 32.8% to $120.6 million, representing this segment’s largest quarterly sales performance. Sales to both federal government and education customers increased for the third straight quarter by double-digit percentages primarily due to increased contract sales made to federal government and higher education customers.
  Net sales to consumers and SOHO customers by PC Connection Express were $16.8 million in the second quarter of 2010, compared to $25.5 million of comparable sales in the second quarter of 2009, which were previously reported within the SMB segment. This company’s new website, www.pcconnectionexpress.com, was launched in mid January, and expanded efforts continue to increase customer visits to this site.

Quarterly Sales by Product Mix:

  Notebooks and PDAs sales, the Company’s largest product category, increased by 59% year over year and accounted for 18% of net sales in the second quarter of 2010 compared to 14% of net sales for the second quarter of 2009. Higher unit sales for the quarter, associated with the PC refresh and pent-up IT demand, drove the year-over-year growth as average selling prices, or ASPs, experienced a slight increase year over year.
  Desktops/servers sales increased by 36% year over year, accounting for 16% of net sales in the second quarter of 2010 compared to 14% of net sales for the second quarter of 2009. Desktop sales grew as a result of increased unit sales associated with the PC refresh and pent-up IT demand. Server sales grew as a result of increased unit sales and higher ASPs.
  Net/com products sales increased by 28% year over year, accounting for 10% of net sales in the second quarter of 2010 and 2009. Net/com sales benefitted this past quarter from increased investments in IT infrastructure.
  Memory and system enhancement sales grew 43% year over year and accounted for 4% of net sales in the second quarter of 2010 and 2009. The large increase was driven substantially by the year-over-year increase in desktop and notebook sales experienced in the second quarter of 2010.

Overall gross profit dollars increased by $11.6 million, or 26%, in the second quarter of 2010 compared to the prior year quarter due to higher revenues. Consolidated gross profit margin, as a percentage of net sales, was 11.7% in the second quarter of 2010 compared to 11.8% in the prior year quarter. Higher software referral agency fee revenues largely offset lower invoice product margins in the second quarter of 2010 compared to the prior year quarter. Both the SMB and Large Account segments improved gross profit margins in the second quarter compared to the prior year period, however, consolidated gross profit margin was largely unchanged.

Overall annualized sales productivity increased by 33% in the second quarter of 2010 compared to the second quarter of 2009. Sales productivity in the Public Sector, SMB, and Large Account segments increased by 35%, 36%, and 37%, respectively, in the second quarter of 2010 compared to the prior year period primarily due to the year-over-year revenue increases. On a consolidated basis, the total number of sales representatives was 588 at June 30, 2010, compared to 603 at June 30, 2009, and 583 at March 31, 2010.

Total selling, general and administrative expenses for the quarter increased year over year by $5.4 million, or 12.8%, but decreased as a percentage of net sales to 9.9% for the second quarter of 2010 from 11.2% for the second quarter of 2009. The year-over-year dollar increase was primarily attributable to the increased variable compensation associated with increased operating results. The year-over-year decrease in SG&A as a percentage of net sales was due to the higher level of sales in the second quarter of 2010 and improved expense management.

“We are pleased by the continued improvement in our overall sales growth and performance,” said Patricia Gallup, Chairman and Chief Executive Officer. “During the quarter, the Company experienced the second largest quarterly sales level in its history, and achieved significant increases in both operating income and earnings per share. We believe we can continue to increase market share and, as the economy improves, grow our business and enhance long-term shareholder value.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, operates through four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and PC Connection Express, Inc., headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Portsmouth, NH, respectively. All four companies can deliver custom-configured computer systems overnight from PC Connection Services’ ISO 9001:2000 certified technical configuration lab at its distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 180,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

PC Connection Express, Inc. (888-800-0323) is a rapid-response provider of computer products and consumer electronics to home, home office, and small office users. Customers can purchase the best-known brands in the industry online at www.pcconnectionexpress.com or order by calling a trained sales specialist. The subsidiary includes the MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

pccc-g

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2010. More specifically, the statements in this release concerning the Company’s outlook for 2010 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow its business and increase market share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2010		2009
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$477,546		$377,262		27%
Diluted earnings (loss) per share	$0.18		$(0.24)

Gross profit margin	11.7%		11.8%
Operating margin	1.8%		(2.6)%
Return on equity (1)	8.4%		(11.2)%

Catalogs distributed	2,247,000		2,822,000		(20)%
Orders entered (2)	331,700		333,900		(1)%
Average order size (2)	$1,777		$1,413		26%

Inventory turns (1)	27		23
Days sales outstanding	49		47

Product Mix:
Notebooks & PDAs	$86,145	18%	$54,336	14%	59%
Desktops/Servers	73,021	16	53,735	14	36%
Software	62,335	13	56,765	15	10%
Video, Imaging & Sound	53,044	11	46,322	12	15%
Net/Com Products	49,001	10	38,335	10	28%
Storage Devices	38,960	8	31,010	8	26%
Printers & Printer Supplies	38,867	8	32,008	9	21%
Memory & System Enhancements	18,483	4	12,905	4	43%
Accessories/Other	57,690	12	51,846	14	11%
	$477,546	100%	$377,262	100%	27%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$178,129	37%	$144,211	38%	24%

Stock Performance Indicators:
Actual shares outstanding	26,721		26,864
Total book value per share	$9.06		$8.48
Tangible book value per share	$7.19		$6.63
Closing price	$6.06		$5.25
Market capitalization	$161,929		$141,036
Pro forma trailing price/earnings ratio (3)	12		21

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings calculation is based on the last four quarters and excludes special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2010		2009
	Net Sales	Gross Margin (%)	Net Sales	Gross Margin (%)
(Dollars in thousands)

PC Connection Sales Corporation (SMB) (1)	$190,661	14.4%	$151,254	14.2%
MoreDirect (Large Account)	149,411	10.5	109,674	10.3
GovConnection (Public Sector)	120,639	9.5	90,851	9.6
PC Connection Express (Consumer/SOHO) (1)	16,835	8.7	25,483	10.8
Total	$477,546	11.7%	$377,262	11.8%

(1) 2009 results are pro forma due to the launch in early 2010 of new Consumer/SOHO sales company.

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended June 30,	2010		2009
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$477,546	100.0%	$377,262	100.0%
Cost of sales	421,564	88.3	332,920	88.2
Gross profit	55,982	11.7	44,342	11.8

Selling, general and administrative expenses	47,501	9.9	42,118	11.2
Special charges	-	-	12,064	3.2
Income (loss) from operations	8,481	1.8	(9,840)	(2.6)

Interest expense	(95)	-	(152)	-
Other, net	35	-	160	-
Income tax (provision) benefit	(3,398)	(0.7)	3,373	0.9
Net income (loss)	$5,023	1.1%	($6,459)	(1.7)%

Earnings (loss) per common share:
Basic	$0.19		$(0.24)
Diluted	$0.18		$(0.24)

Weighted average common shares outstanding:
Basic	27,116		26,819
Diluted	27,156		26,819

CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30,	2010		2009
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$885,808	100.0%	$703,483	100.0%
Cost of sales	781,175	88.2	617,530	87.8
Gross profit	104,633	11.8	85,953	12.2

Selling, general and administrative expenses	91,975	10.4	85,407	12.1
Special charges	-	-	12,955	1.9
Income (loss) from operations	12,658	1.4	(12,409)	(1.8)

Interest expense	(194)	-	(286)	-
Other, net	110	-	359	0.1
Income tax (provision) benefit	(5,117)	(0.6)	4,258	0.6
Net income (loss)	$7,457	0.8%	($8,078)	(1.1)%

Earnings (loss) per common share:
Basic	$0.27		$(0.30)
Diluted	$0.27		$(0.30)

Weighted average common shares outstanding:
Basic	27,136		26,819
Diluted	27,175		26,819

A RECONCILIATION BETWEEN GAAP AND PRO FORMA RESULTS
This information is being provided so as to allow for a comparison of our operating results without special charges.

June 30,	Three Months Ended		Six Months Ended
(amounts in thousands)	2010	2009	2010	2009

GAAP net income (loss)	$5,023	($6,459)	$7,457	($8,078)
Special charges (after tax):
Software development write-off and related charges	-	7,378	-	7,378
Management restructuring	-	195	-	771
Total special charges (after tax)	-	7,573	-	8,149

Pro forma net income	$5,023	$1,114	$7,457	$71

CONSOLIDATED BALANCE SHEETS	June 30,	December 31,
(amounts in thousands)	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$49,820	$46,297
Accounts receivable, net	229,170	218,095
Inventories	67,243	67,391
Deferred income taxes	3,746	3,386
Income taxes receivable	667	935
Prepaid expenses and other current assets	3,849	2,750
Total current assets	354,495	338,854
Property and equipment, net	11,092	12,420
Goodwill	48,060	48,060
Other intangibles, net	1,856	1,279
Other assets	358	482
Total Assets	$415,861	$401,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate	$824	$780
Accounts payable	127,736	125,120
Accrued expenses and other liabilities	23,923	20,441
Accrued payroll	10,306	8,843
Total current liabilities	162,789	155,184
Deferred income taxes	4,561	3,849
Capital lease obligation to affiliate, less current maturities	2,407	2,830
Other liabilities	3,980	3,966
Total Liabilities	173,737	165,829
Stockholders’ Equity:
Common stock	274	274
Additional paid-in capital	97,645	97,213
Retained earnings	148,571	141,114
Treasury stock at cost	(4,366)	(3,335)
Total Stockholders’ Equity	242,124	235,266
Total Liabilities and Stockholders’ Equity	$415,861	$401,095

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Six Months Ended June 30, 2010 (amounts in thousands)
	Common Stock		Additional	Retained	Treasury Stock
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – December 31, 2009	27,375	$274	$97,213	$141,114	(527)	($3,335)	$235,266

Stock-based compensation expense	-	-	743	-	-	-	743

Repurchase of common stock for treasury	-	-	-	-	(208)	(1,399)	(1,399)

Nonvested stock awards	-	-	(368)	-	58	368	-

Issuance of common stock under Employee
Stock Purchase Plan	23	-	135	-	-	-	135

Tax shortfall from stock-based compensation	-	-	(78)	-	-	-	(78)

Net income and comprehensive income	-	-	-	7,457	-	-	7,457

Balance – June 30, 2010	27,398	$274	$97,645	$148,571	(677)	$(4,366)	$242,124

CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, (amounts in thousands)	2010	2009

Cash Flows from Operating Activities:

Net income (loss)	$7,457	$(8,078)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Non-cash portion of special charges	-	11,625
Depreciation and amortization	2,891	3,536
Provision for doubtful accounts	1,177	1,233
Deferred income taxes	352	(2,638)
Stock-based compensation expense	743	646
Income tax deficiency from stock-based compensation	(78)	(103)
Loss on disposal of fixed assets	3	15

Changes in assets and liabilities:
Accounts receivable	(12,252)	15,734
Inventories	148	2,923
Prepaid expenses and other current assets	(831)	(2,599)
Other non-current assets	124	(111)
Accounts payable	1,853	596
Accrued expenses and other liabilities	4,959	2,277
Net cash provided by operating activities	6,546	25,056

Cash Flows from Investing Activities:

Purchases of property and equipment	(1,380)	(4,369)
Net cash used for investing activities	(1,380)	(4,369)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	-	1,545
Repayment of short-term borrowings	-	(1,545)
Purchase of treasury shares	(1,399)	(178)
Repayment of capital lease obligation	(379)	(340)
Issuance of stock under Employee Stock Purchase Plan	135	138
Net cash used for financing activities	(1,643)	(380)
Increase in cash and cash equivalents	3,523	20,307
Cash and cash equivalents, beginning of period	46,297	47,003
Cash and cash equivalents, end of period	$49,820	$67,310

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller